Exhibit 99.1

For Release Tuesday, November 16, 2010

ADVANCE NANOTECH Q3 2010 FINANCIAL RESULTS

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) today reported its financial results for the quarter ended September 30, 2010.  Advance Nanotech holds an approximate 31% non-controlling equity interest in Owlstone Inc. (“Owlstone”).  Owlstone is a privately held company operating in the chemical detection market through the sale of proprietary products based on Owlstone’s extensive portfolio of advanced sensor technologies.  Advance Nanotech’s financial statements reflect its current business, which represents its non-consolidated equity interest in Owlstone.

Results of Operations
For the three months ended September 30, 2010, the Company had net income from continuing operations of $0.02 cents per share, compared with net income of $0.01 cents per share for the same three month period in 2009.  The Company had a loss from operations of $153,099 for the third quarter ended September 30, 2010, compared to $64,936 for the comparable period in 2009.  The loss from operations for the quarter was higher primarily as a result of an increase in cash and non-cash consulting fees, legal fees and related support services.

The Company had net income from continuing operations of $1,373,275 for the quarter ended September 30, 2010, compared to net income from continuing operations of $179,286 for the comparable period in 2009, representing an increase of $1,193,989 primarily attributable to the non-cash revaluation of the Company’s warrant liability.

Interest expense for the three months ended September 30, 2010 and 2009 was $154,205 and $588,533, respectively, representing a decrease of $434,328 from 2009.  In addition, the Company recognized a non-cash late registration cost of $-0- and $109,555 for the three months ended September 30, 2010 and 2009, respectively.

The following table summarizes the maturity dates and amounts of the Company’s 8% Notes:

Holder(s)	December 20, 2010	February 14, 2011	September 4, 2011	Total
Owlstone	$1,725,750	$1,199,250	$372,500	$3,297,500
Other Noteholders	$2,006,250	$1,424,750	$611,000	$4,042,200
Total	$3,732,200	$2,624,000	$983,500	$7,339,700

Executive Commentary – Jon Buttles, Principal Executive Officer
“As we discussed in our shareholder letter on November 2, 2010, we have commenced a strategy to refinance or restructure our indebtedness and provide an ongoing business for Advance Nanotech.  The initiatives we are pursuing are primarily based on and driven by the value of the Owlstone shares held by Advance Nanotech.  As disclosed in the shareholder letter, Owlstone has initiated a private financing at a valuation of $0.70 per share.  Based on this valuation and Advance Nanotech’s holdings of approximately 14.0m shares, there is approximately $9.8m of value residing within our Owlstone holdings.  We are currently in active discussions with our noteholders regarding providing a reasonable extension that allows Advance Nanotech the requisite time to monetize a portion or all of its position in Owlstone to satisfy the $7.3m of notes as set forth in the table above.  Subject to the approval of our noteholders, we intend to settle our notes through some combination of 1) exchanging Owlstone shares for notes, 2) selling Owlstone shares to repay notes, or 3) refinancing our notes with fresh capital.  We have received preliminary indications from certain noteholders that would prefer to exchange their notes for commensurate value of Owlstone shares.  Of course, there is no assurance that such a restructuring can be completed.  We have also identified and are evaluating operating businesses that may serve as the operating platform for the Company going forward, assuming we are able to complete the restructure of our indebtedness.  We are working aggressively to satisfy all constituents to preserve as much value for our shareholders as possible, and are appreciative of the support we have received from shareholders and noteholders alike.”

About Advance Nanotech, Inc. and Owlstone Inc.

Advance Nanotech, Inc. owns a minority position in Owlstone Inc. ("Owlstone"). Owlstone is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. please visit www.advancenanotech.com.  For more information about Owlstone, please visit www.owlstoneinc.com.  Follow Advance Nanotech on Twitter: www.twitter.com/AVNA_IR.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (212) 583-0080
    ir@advancenanotech.com